Exhibit 99.1
WERNER ENTERPRISES, INC.
14507 Frontier Road
P. O. Box 45308
Omaha, Nebraska 68145

FOR IMMEDIATE RELEASE	Contact: John J. Steele
Executive Vice President, Treasurer and
Chief Financial Officer
(402) 894-3036

WERNER ENTERPRISES ANNOUNCES EQUITY INVESTMENT IN HERCULES LOGISTICS CO., LTD.

Omaha, Nebraska, July 18, 2014:

Werner Enterprises (NASDAQ: WERN), a premier transportation and logistics company, is pleased to announce that its Werner Global Logistics subsidiary has signed an agreement in principle to make an equity investment in Hercules Logistics Co., Ltd., a rapidly growing and successful logistics and asset-based transportation company that maintains its corporate headquarters in Shenzhen, China, and is listed on the Chinese NEEQ stock exchange.

“We couldn’t be more excited to invest in and partner with one of the best transportation and logistics firms in China,” said Derek Leathers, Werner’s president and chief operating officer. “Throughout the last six years, we have expanded our business relationship and worked closely with Ken Mei, chairman and CEO of Hercules, and his management team. We understand the needs of our customers to better manage their supply chains involving the Asian market, as well as their desire to further expand into China’s growing domestic market. The strategic and operational fit between Werner and Hercules creates a compelling asset-based solution to our customers’ needs. We are impressed with Hercules’ operational execution, innovation and corporate vision. We see outstanding opportunities going forward to work with Hercules to provide industry-leading, global supply chain solutions to shippers.”

“We are very happy to formalize our long-standing relationship and operations with Werner Global Logistics,” said Ken Mei, chairman and CEO of Hercules. “The customers of Hercules and Werner now have a combined asset-based international capability that is unique in the marketplace. We see significant opportunities to serve our diverse customer base, particularly in North America, with Werner as an integrated part of our global network. I am impressed with the long history of Werner’s success and its continued commitment to China and international logistics. I look forward to expanding our relationship with Werner to serve our customers.”

Hercules, founded in 2001, is one of the largest and fastest growing logistics companies in China. Hercules is recognized as one of the top 100 logistics companies in China and the most competitive and innovative brand in Shenzhen. Hercules is steadily transforming into a total logistics solution provider while maintaining the leading position of execution capability. Hercules provides logistics and transportation services in the areas of long haul and port dray trucking services, forwarding and freight management, contract logistics, integrated supply chain, warehouse distribution and customs brokerage.

Werner entered China’s transportation and logistics market in 2006 when Werner Global Logistics (Shanghai) Co., Ltd. was formed. In the last eight years, Werner Global Logistics has fully developed and

Werner Enterprises, Inc. - Release of July 18, 2014

expanded its international freight forwarding, NVOCC operations, air freight, warehouse management, purchase order and vendor management programs, customs brokerage and domestic Chinese ground transportation services. The combined network of Werner Global Logistics and Hercules will represent more than 20 office, warehouse and logistics centers in China and a combined network of over 1,000 trucks operating in China and approximately 7,100 trucks and over 23,000 trailers operating within North America.

To date, both Hercules and Werner Global Logistics have grown organically and provide customers with logistics solutions through proprietary supply chain management platforms. The integration of the comprehensive Hercules Chinese logistics platform and Werner’s global supply chain management system will provide one of the most comprehensive door-to-door logistics platforms available.

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises' common stock trades on the NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the company’s website at www.werner.com. Hercules Logistics’ common stock trades on the Chinese NEEQ stock exchange under the symbol 430377. For further information about Hercules, visit the company’s website at www.hercules-logistics.com.

In a separate matter, Werner Enterprises will release its second quarter 2014 earnings on Monday, July 21, before the opening of the stock market and prior to holding its 29th Annual Transportation Forum for customers and business partners on July 21.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to Werner Enterprises’ management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Werner Enterprises’ Annual Report on Form 10-K for the year ended December 31, 2013. For those reasons, undue reliance should not be placed on any forward-looking statement. Werner Enterprises assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.